CHALK MEDIA CORP.

INCENTIVE STOCK OPTION PLAN – 2003

November 19, 2003

CHALK MEDIA CORP.

INCENTIVE STOCK OPTION PLAN

PART 1
GENERAL PROVISIONS

1.1        Interpretation

For the purposes of this Plan, the following terms shall have the following meanings:

a.	"Affiliate" means any corporation that is an affiliate of the Corporation within the meaning set forth in the policies of the Exchange, as amended from time to time;

b.	"Associate" has the meaning assigned thereto in the policies of the Exchange, as amended from time to time;

c.	"Board" means the Board of Directors of the Corporation;

d.	"Common Shares" means the common shares in the capital of the Corporation;

e.	"Consultant" means, in relation to the Corporation, an individual or Consultant Company, other than an Employee or a Director of the Corporation, that:

i.

is engaged to provide on a ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to an Affiliate of the Corporation, other than services provided in relation to a Distribution;

	ii.	provides the services under a written contract between the Corporation or the Affiliate and the individual or the Consultant Company;

	iii.	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and

	iv.	has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation.

f.	"Consultant Company" means, for an individual Consultant, a company of which the individual Consultant is an employee or shareholder;

g.	"Consultant Partnership" means, for an individual Consultant, a partnership of which the individual Consultant is an employee or partner;

h.	"Corporation" means XYZ Corporation, a corporation incorporated under the laws of British Columbia;

i.	"Disinterested Shareholders" means all of the Shareholders of the Corporation except Insiders of the Corporation who are Eligible Persons, and such Insiders' Associates;

j.	"Director" means a director of the Corporation or a subsidiary of the Corporation;

k.	"Eligible Person" means, subject to all applicable laws, any employee, Officer, Director, Management Company Employee of or Consultant to the Corporation or a subsidiary of the Corporation;

l.	"Employee" means,

i.

an individual who is considered an employee of the Corporation or a subsidiary of the Corporation under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

ii.

an individual who works full-time for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

iii.

an individual who works for the Corporation or a subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

m.	"Exchange" means the TSX Venture Exchange;

n.	"Insider" means an insider as defined under the policies of the Exchange, as amended from time to time;

o.	"Investor Relations Activities" has the meaning assigned thereto in the policies of the Exchange as amended from time to time;

p.

"Management Company Employee" means, an individual employed by a Person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in Investor Relations Activities;

q.	"Officer" means an officer of the Corporation, or a subsidiary of the Corporation;

r.	"Option" means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

s.	"Optioned Shares" means Common Shares subject to any Option;

t.	"Participant" means Eligible Persons to whom Options have been granted;

u.	"Person" means an individual or a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

v.	"Plan" means this Incentive Stock Option Plan - 2002 of the Corporation;

w.

"Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

x.	"Subsidiary" means any company that is a subsidiary of the Corporation as defined under section 1(1) of the Securities Act (British Columbia); and

y.	"Termination Date" means the date on which a Participant ceases to be an Eligible Person in any capacity.

In this Plan, words imparting the singular number only shall include the plural and vice versa and words imparting the masculine shall include the feminine.

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.2        Purpose

The purpose of this Plan is to advance the interests of the Corporation by:

a.	providing Eligible Persons with additional incentive;

b.	encouraging stock ownership by such Eligible Persons;

c.	increasing the proprietary interest of Eligible Persons in the success of the Corporation;

d.	encouraging Eligible Persons to remain with the Corporation or its Affiliates; and

e.	attracting new employees, directors and officers.

1.3        Status of the Corporation

As of the date hereof, the Corporation is:

a.	a "Tier 2 Issuer" for the purposes of the policies of the Exchange; and

b.	a "reporting issuer" or its equivalent under the securities laws of the Provinces of British Columbia, Alberta, Manitoba and Ontario.

1.4        Administration

a.

The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the Committee.

b.	Subject to the limitations of the Plan, the Board shall have the authority to:

	i.	grant Options to Eligible Persons;

	ii.	determine the terms, limitations, restrictions and conditions respecting such grants;

	iii.	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

	iv.	make all other determinations and take all other actions in connection with the implementation and administration of the Plan including without limitation for the purpose of ensuring compliance with Section 1.11 hereof as it may deem necessary or advisable.

c.

The Board's guidelines, rules, regulations, interpretations and determinations in respect of this Plan and the grant of Options in respect of this Plan and the grant of Options shall be conclusive and binding upon the Corporation, the Participants and all other persons.

1.5        Shares Reserved

a.

The total number of Optioned Shares available for issue under this Plan upon the exercise of Options granted hereunder is 4,000,000 Optioned Shares being approximately 20% of the number of Common shares issued and outstanding as at the date hereof minus the 350,000 of Common Shares in respect of which Options remain outstanding under any existing Option agreements as at the date hereof provided that if and to the extent any such Option granted under any existing option agreement expires or is cancelled or terminated after the implementation of this Plan without having been exercised in whole or in part, the number of Common Shares in respect of which any such Option so expired or is cancelled or terminated shall be considered to be part of the pool of Common Shares available for Optioned Shares under this Plan and shall not be deducted from the maximum set out in this paragraph (a).

1.6        Limits with respect to Insiders and Others

a.

Subject to Section 1.6(d) hereof, the number of Common Shares which may be reserved for issuance to Insiders under the Plan may exceed 10% of the Common Shares issued and outstanding at the time of the grant.

b.

Subject to Section 1.6(d) hereof, the number of Common Shares which may be issued to Insiders under the Plan within a one year period may exceed 10% of the Common Shares issued and outstanding at the time of the issuance.

c.

The number of Common Shares which may be issued to any one Insider and such Insider's associates under the Plan within a one-year period may exceed 5% of the Common Shares outstanding at the time of the issuance.

d.

No more than 5% of the issued and outstanding Common Shares may be granted to any one individual in any 12 month period (unless the Corporation has become a Tier 1 issuer and has obtained the approval of the Disinterested Shareholders).

e.	The approval of Disinterested Shareholders shall be obtained for any reduction in any Option exercise price if the Participant is an Insider of the Corporation at the time of the proposed amendment.

1.7        Limits with respect to Consultants

The number of Options granted to any one Consultant in any 12-month period shall not exceed 2% of the then issued and outstanding Common Shares.

1.8        Limits with respect to Persons involved in Investor Relations Activities

The aggregate number of Options granted under the Plan to all Employees conducting Investor Relations Activities in any 12-month period shall not exceed 2% of the then issued and outstanding Common Shares.

1.9        Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.

1.10       Amendment and Termination

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and subject to any required approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

1.11       Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation's obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and policies of any stock exchange(s) on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require legislation of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws. If required by applicable securities laws or the policies of any stock exchange on which the Common Shares are then listed, the Corporation shall place on the share certificates representing Common Shares issued upon the exercise of an Option such restriction legend as may be prescribed under those laws or policies.

1.12       Representation of the Corporation

The Corporation represents that any Employee, Consultant or Management Company Employee who is granted an Option or Options is a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Corporation or an Affiliate.

1.13       Effective Date

The Plan shall be subject to the approval of any relevant regulatory authority whose approval is required. Any Options granted under the Plan prior to such approvals and acceptances shall be conditional upon such approvals and acceptances being given and no such Options may be exercised unless such approvals and acceptance is given.

1.14       Share Subdivisions, Consolidations, Reservation

a.

In the event of any subdivision, consolidation or other change in the authorized capital of the Corporation as presently constituted, while any portion of the Optioned Shares are unexercised, the number of Optioned Shares unexercised shall be adjusted in accordance with such subdivision, consolidation or other change in the authorized capital and the

Option exercise price per Common Share shall be adjusted accordingly. Any disputes as to adjustments required under this paragraph shall be referred to the Auditors, whose determination shall be binding upon the Corporation and all Participants.

b.

The Corporation will reserve in its treasury sufficient Common Shares to permit the allotment and issue of the Optioned Shares in the event the Participants exercise all of the Options available hereunder.

PART 2
OPTIONS

2.1        Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of any Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of Common Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2        Option Exercise Price

a.

Subject to a minimum price of $0.10 per share, the Option exercise price shall not be less than the closing price (the "Market Price") of the Common Shares on the Exchange on (i) the trading day immediately preceding the day on which the Board grants the Option or, (ii) if no news release is issued, the last Market Price of the Common Shares, less the discount to the Market Price permitted by the Exchange. Notwithstanding anything contained in this Plan the Board may, at its sole discretion, grant any Option at the Market Price or at a discounted Market Price reflecting a discount lesser than the maximum permitted by the Exchange.

b.

If any Options is granted within ninety days of a public distribution by a prospectus, then the Option exercise price shall not be less than the greater of the price calculated in 2.2(a) or the price per share paid by the public investors pursuant to the public distribution. The ninety day period will commence on the day a receipt is issued for the (final) prospectus or, in the case of a prospectus that qualifies the distribution of securities underlying special warrants of the Corporation on the date of closing of the Special Warrant private placement.

c.	The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 1.14 hereof.

2.3        Exercise of Options

a.	Options granted must be exercised no later than five years after the date of grant thereof or such lesser period as the Board may have determined for the Option at the time such Option was granted.

b.

Options shall not be assignable or transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant's legal representative (subject to the limitation that Options may not be exercised later than five years from their date of grant).

c.	Except as otherwise determined by the Board and subject to the limitation that Options may not be exercised later than five years from their date of grant:

i.

if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant other than a Participant who is involved in Investor Relations Activities will cease to be exercisable 90 days after the Termination Date. For Participants conducting Investor Relations Activities, Options shall cease to be exercisable 30 days after the Participant ceases to be employed to provide Investor Relations Activities. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

ii.

if a Participant dies, the legal representative of the Participant may exercise the Participant's Options within one year after the date of the Participant's death, but only to the extent the Options were by their terms exercisable on the date of death.

d.

Subject to the provisions of this Section 2.3(d), the Board shall determine the manner in which Options shall vest and become exercisable. Options granted to any Participant conducting Investor Relations Activities shall vest at a minimum over a period of 12 months with no more than 1/4 of such Options vesting in any three month period. Options for all other categories of Eligible Persons shall vest over a period of 18 months or such longer period as the Board may decide upon in each case, with vesting to occur in equal quarterly instalments over the vesting period provided that the last instalment may vest in a period of less than three months. The Board may impose such other restrictions or limitations or requirements upon the exercise of Options as the Board, in its absolute discretion, may determine on the date of grant.

e.	Each Option shall be confirmed and documented by a written Option agreement executed by the Corporation and by the Participant.

f.

The exercise price of each Common Share purchased under an Option shall be paid to the Corporation in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

g.

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Common Shares to be purchased. Certificates for such Common Shares shall be issued and delivered to the Participant within a reasonable period of time following the receipt of such notice and payment.

h.

Notwithstanding any of the provisions contained in the Plan or in any Option agreement, the Corporation's obligation to issue Common Shares to a Participant pursuant to the exercise of an Option shall be subject to:

i.

completion of such filings in respect of such Common Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

ii.	admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed; and

iii.

the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as counsel to the Corporation reasonably determines to be necessary or advisable in order to safeguard against the violation of the laws of any jurisdiction.

i.

The Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, and make such filings as may be necessary for issuance of Common Shares on the exercise of Options in compliance with applicable laws and for the admission to listing of such Common Shares on any stock exchange on which the Common Shares are then listed. If required by applicable securities laws or the policies of any stock exchange on which the Common Shares are then listed, the Corporation shall place on the share certificates representing Common Shares issued upon the exercise of an Option such restriction legend as may be prescribed under those laws or policies.

2.4        Amendments to Option Grants

Subject to the policies of Exchange, the Board may amend any Option with the consent of the affected Participant. If an amendment reducing the exercise price of the Option is made to an Option held by an Insider, the amendment shall only be made effective after the approval of the Disinterested Shareholders at a general meeting of the Shareholders of the Corporation is received.

PART 3
MISCELLANEOUS PROVISIONS

3.1        No Shareholder Rights for Option Holders

The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Common Shares in respect of which the Option is being exercised).

3.2        No Rights to Employment

Nothing in the Plan or any Option shall confer upon a Participant any right to continue in the employ of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate to extend the employment of any Participant beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

3.3        Bona Fide Employee

For any Option granted to Employees, Consultants or Management Company Employees, the written Option agreement in respect of such Option shall include a representation of the Corporation that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.